Report of Independent Registered Public Accounting Firm

To the Board of Trustees of the PIMCO Variable Insurance Trust and Shareholders of the PIMCO Total Return Portfolio, PIMCO Foreign Bond (U.S. Dollar-Hedged) Portfolio, PIMCO Global
Bond Portfolio (Unhedged), PIMCO High Yield Portfolio, PIMCO Short-Term Portfolio, PIMCO Low Duration Portfolio, PIMCO Long-Term U.S. Government Portfolio, PIMCO Real Return Portfolio, PIMCO Emerging Markets Bond Portfolio, PIMCO
Income Portfolio, PIMCO CommodityRealReturn(r) Strategy Portfolio, PIMCO All Asset Portfolio, PIMCO Foreign Bond Portfolio (Unhedged), PIMCO Global Multi-Asset Managed Allocation Portfolio, PIMCO Global Core Bond (Hedged) Portfolio, PIMCO Unconstrained Bond Portfolio, PIMCO
Balanced Allocation Portfolio, PIMCO All Asset All Authority Portfolio, PIMCO Global Diversified Allocation Portfolio

In planning and performing our audits of the financial statements of the PIMCO Total Return Portfolio, PIMCO Foreign Bond (U.S. Dollar-Hedged) Portfolio, PIMCO Global Bond
Portfolio (Unhedged), PIMCO High Yield Portfolio, PIMCO Short-Term Portfolio, PIMCO Low Duration Portfolio, PIMCO Long-Term U.S. Government Portfolio, PIMCO Real Return Portfolio, PIMCO Emerging Markets Bond Portfolio, PIMCO CommodityRealReturn(r) Strategy Portfolio, PIMCO All Asset Portfolio, PIMCO Foreign Bond Portfolio (Unhedged), PIMCO
Global Multi-Asset Managed Allocation Portfolio, PIMCO Global Core Bond (Hedged) Portfolio, PIMCO Unconstrained Bond Portfolio, PIMCO Balanced Allocation Portfolio, PIMCO All Asset All Authority Portfolio, and PIMCO Global Diversified Allocation Portfolio as of and for the year ended December 31, 2016 and the PIMCO Income Portfolio as of December 31, 2016 and for the period April 29, 2016 (commencement of operations) through December 31, 2016 (collectively the Portfolios) in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Portfolios' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Portfolios internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Portfolios internal control over financial reporting.

The management of the Portfolios is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A portfolios internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A portfolios internal control over financial reporting includes those policies and procedures that
(1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the portfolio; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the portfolio are being made only in accordance with authorizations of management and trustees of the portfolio; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a portfolio's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Portfolios annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Portfolios internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Portfolios' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2016.

This report is intended solely for the information and use of management and the Board of Trustees of the PIMCO Variable Insurance Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

February 17, 2017

PricewaterhouseCoopers LLP
1100 Walnut, Suite 1300,
Kansas City, MO 64106
T: (816) 472 7921, F: (816) 218 1890, www.pwc.com/us








































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